Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 230,000,000.00	0.0001381	$ 31,763.00
Fees Previously Paid
	Total Transaction Valuation:	$ 230,000,000.00
	Total Fees Due for Filing:			$ 31,763.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 31,763.00
Offering Note
[1]	Calculated solely for purposes of determining the amount of the filing fee. This amount is based on the Registrant's offer to purchase up to $230,000,000 in value of Common Shares, without par value per share. Calculated at $138.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, as modified by Filing Fee Rate Advisory for Fiscal Year 2026, issued August 25, 2025. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources